Exhibit 1.  Articles of Incorporation.

ARTICLES OF INCORPORATION
STATE OF NEVADA
Secretary of State
Filed June 28, 1996

Name of Corporation:  Four Peaks Group, Inc..

Resident Agent: Nevada First Bancorp. 1800 East Sahara Avenue Suite 104, Las Vegas, NV 89104.

Number of Shares the corporation is authorized to issue:  25,000 par value $1.00

Governing Board shall be styled as Directors. The First Board of Directors shall consist of 1 member, Chad Holtz, 1800 E. Sahara Avenue Suite 104, Las Vegas, NV 89104.

Signature of Incorporators: The names and address of each incorporator signing the articles:

  /s/ Chad Holtz,
 1800 E. Sahara Avenue Suite 104, Las Vegas, NV 89104.